JOINDER AND AMENDMENT TO

AMENDED AND RESTATED GLOBAL CUSTODY AND FUND ACCOUNTING

AGREEMENT

THIS JOINDER AND AMENDMENT to the Amended and Restated Global Custody and Fund Accounting Agreement by and between JPMorgan Chase Bank, N.A. (the “Bank”) and each of the Trusts listed on Schedule A thereto, each acting on behalf of the portfolios listed under its name on Schedule A thereto (each, a “Fund” and collectively the “Funds”), dated as of September 1, 2010, as amended (the “Agreement”), is made as of December 1, 2015 (the “Effective Date”), by and among each of the Bank, the Trusts, JPMorgan Trust I, on behalf of JPMorgan International Discovery Fund, and JPMorgan Trust IV, on behalf of each of the portfolios listed under its name on Schedule A hereto (each, together with JPMorgan International Discovery Fund, a “New Fund” and collectively the “New Funds”).

WHEREAS, the parties entered into the Agreement pursuant to which the Bank was to provide certain custodial and other services to the Funds.

WHEREAS, the parties previously entered into amendments to the Agreement, the most recent being dated as of November 11, 2015.

WHEREAS, the parties hereto now wish to further amend the Agreement to add JPMorgan Trust IV as a party, the New Funds as Funds and to revise and update Schedule A to the Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.

2.	As of the date of the Amendment, each New Fund is added as a Fund and Customer to the Agreement and all references to “Customer” or “Fund” in the Agreement shall include a reference to each of the New Funds. JPMorgan Trust I and JPMorgan Trust IV, on behalf of their respective New Funds, hereby agree to be subject to and be bound by the terms and conditions of the Agreement and JPMorgan Trust IV shall each be deemed to be a party thereto as of the Effective Date.

3.	As of the Effective Date, Schedule A is hereby deleted in its entirety and replaced with the revised Schedule A attached hereto.

4.	Save as varied by this Amendment, the Agreement is confirmed and shall remain in full force and effect.

5.	This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

6.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

7.	This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws.

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IN WITNESS WHEREOF, the parties have caused this amendment to the Agreement to be executed by their duly authorized officers as of the day and year first above written.

JPMorgan Trust I

JPMorgan Trust II

Undiscovered Managers Funds

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

UM Investment Trust

JPMorgan Institutional Trust

JPMorgan Insurance Trust

Pacholder High Yield Fund, Inc.

JPMorgan Trust IV

By:

Name:

Title:

JPMorgan Chase Bank, N.A.

By:

Name:

Title:

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